EXHIBIT 99.1

NEWS RELEASE

Phillips 66 Plans to Transform San Francisco Refinery into World’s Largest Renewable Fuels Plant
Conversion is expected to reduce the plant’s greenhouse gas emissions by 50%

HOUSTON, Aug. 12, 2020 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, announced today that it plans to reconfigure its San Francisco Refinery in Rodeo, California, to produce renewable fuels. The plant would no longer produce fuels from crude oil, but instead would make fuels from used cooking oil, fats, greases and soybean oils.

The Phillips 66 Rodeo Renewed project would produce 680 million gallons annually of renewable diesel, renewable gasoline, and sustainable jet fuel. Combined with the production of renewable fuels from an existing project in development, the plant would produce greater than 800 million gallons a year of renewable fuels, making it the world’s largest facility of its kind.

The project scope includes the construction of pre-treatment units and the repurposing of existing hydrocracking units to enable production of renewable fuels. The plant will utilize its flexible logistics infrastructure to bring in cooking oil, fats, greases and soybean oils from global sources and supply renewable fuels to the California market. This capital efficient investment is expected to deliver strong returns through the sale of high value products while lowering the plant’s operating costs.

“Phillips 66 is taking a significant step with Rodeo Renewed to support demand for renewable fuels and help California meet its low carbon objectives,” said Greg Garland, chairman and CEO of Phillips 66. “We believe the world will require a mix of fuels to meet the growing need for affordable energy, and the renewable fuels from Rodeo Renewed will be an important part of that mix. This project is a great example of how Phillips 66 is making investments in the energy transition that will create long term value for our shareholders.”

If approved by Contra Costa County officials and the Bay Area Air Quality Management District, renewable fuels production is expected to begin in early 2024.  Once reconfigured, the plant will no longer transport or process crude oil.
The plant is expected to employ more than 400 jobs and up to 500 construction jobs, using local union labor, including the Contra Costa County Building & Construction Trades.

Phillips 66 also announced plans to shut down the Rodeo Carbon Plant and Santa Maria refining facility in Arroyo Grande, California, in 2023. Associated crude oil pipelines will be taken out of service in phases starting in 2023.

To learn more about the project, visit www.RodeoRenewed.com.

About Phillips 66
Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company's master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,500 employees committed to safety and operating excellence. Phillips 66 had $55 billion of assets as of June 30, 2020. For more information, visit http://www.phillips66.com or follow us on Twitter @Phillips66Co.

- # # # -

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This presentation contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this presentation are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the inability to timely obtain or maintain permits necessary for capital projects, including the Rodeo Renewed project; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities, including the Rodeo Renewed project; unexpected difficulties in manufacturing, refining or transporting our products; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general economic and political developments including: armed hostilities; expropriation of assets; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation; political, economic or diplomatic developments, including those caused by public health issues, outbreaks of diseases and pandemics, including the COVID-19 pandemic and other economic, business, competitive and / or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

Jeff Dietert (investors)
832-765-2297
jeff.dietert@p66.com

Brent Shaw (investors)
832-765- 2297
brent.d.shaw@p66.com

Joe Gannon (media)
855-841-2368
joe.gannon@p66.com